Exhibit 99.1

LONE STAR	NEWS RELEASE
TECHNOLOGIES, INC.

CONTACT:  CHARLES J. KESZLER

(972) 770-6495

Fax:  (972) 770-6411

LONE STAR TECHNOLOGIES REPORTS RECORD SECOND QUARTER 2005 EARNINGS

Dallas, TX, July 18, 2005 – Lone Star Technologies, Inc. (“Lone Star”) (NYSE: LSS) today reported record quarterly net income of $63.5 million, or $2.09 per diluted share for the second quarter of 2005.  This compared to net income for the first quarter of 2005 of $38.9 million, or $1.30 per diluted share.

The increase in the company’s second quarter net income was attributable to higher OCTG prices and shipment volumes.  Net income for the second quarter of 2005 also included other income of $7.8 million, or $0.23 per diluted share, related to early termination of the strategic alliance with Tubos del Caribe, S.A.  In addition, net income benefited from anticipated utilization of tax net operating loss carryforwards resulting in an effective income tax rate of 1.7% in the second quarter.  The estimated effective tax rate for the second half of 2005 is 12%, resulting in an estimated effective tax rate of 8% for the full year 2005.

Total revenues were $325.7 million in the second quarter of 2005, up 9% from the first quarter of 2005.  Oilfield revenues increased 17% from the first quarter of 2005 to $258.6 million in the second quarter on a 9% rise in average selling prices combined with an 8% increase in shipment volumes.  The 4% rise in the average number of active drilling rigs from first quarter of 2005 also helped drive improved demand.

Second quarter 2005 revenues from specialty tubing were down 12% from the first quarter of 2005 to $46.5 million on 1% lower average selling prices and 11% decreased shipment volumes.  The decrease in shipment volumes resulted from somewhat lower demand for precision mechanical tubing and to some extent an increased allocation of tubular production capacity to OCTG.  Revenues from flat rolled steel and other products were down 13% to $20.6 million on 11% decreased selling prices and 2% lower shipment volumes compared to the first quarter of 2005.

Lone Star’s balance of cash and marketable securities at the end of the second quarter of 2005 was $159.4 million.  In addition, Lone Star’s $125 million revolving credit facility remains available. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $74.6 million in the second quarter of 2005. A reconciliation of EBITDA to cash flows from operating activities is provided in the last table of this press release.  EBITDA is a non-GAAP liquidity measure commonly used by oilfield service and supply companies.

Rhys J. Best, Lone Star’s Chairman and Chief Executive Officer, stated, “Our record results reflect continued robust demand for our premium oilfield products.  Lone Star remains particularly well-positioned to benefit from the growing demand for alloy grade high strength OCTG.  The active domestic rig count reached 1,404 last Friday with 88% of the active rigs drilling for natural gas.  The combined manufacturing capability of our operations and our exclusive alliances will enable us to continue to meet the changing needs of our customers as a full service supplier of the broadest range of oilfield casing and production tubing available in the market today.  Continued strong OCTG demand coupled with our targeted cost reduction initiatives provides a positive outlook for the second half of the year.”

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward- looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

LONE STAR TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; $ and shares in millions, except per share data)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Net revenues	$325.7	$246.2	$623.5	$426.0
Cost of goods sold	(254.9)	(198.3)	(497.4)	(354.9)
Gross profit	70.8	47.9	126.1	71.1
Selling, general and administrative expenses	(11.6)	(11.6)	(22.9)	(22.7)
Operating income	59.2	36.3	103.2	48.4
Interest income	0.9	0.2	1.8	0.4
Interest expense	(3.9)	(4.3)	(8.0)	(8.5)
Other income, net	8.4	0.9	8.2	1.1
Income before income tax	64.6	33.1	105.2	41.4
Income tax expense	(1.1)	(0.9)	(2.8)	(1.2)
Net income	$63.5	$32.2	$102.4	$40.2
Depreciation & Amortization	7.0	6.9	13.9	13.6
Cash flows from operating activities	35.6	16.9	57.7	27.4
EBITDA	74.6	44.1	125.3	63.1
Per common share - basic:
Net income available to common shareholders	$2.14	$1.13	$3.46	$1.41
Per common share - diluted:
Net income available to common shareholders	$2.09	$1.11	$3.39	$1.39
Weighted average shares outstanding
Basic	29.8	28.6	29.6	28.5
Diluted	30.4	29.0	30.2	28.8

	($ in millions)
	For Quarter Ended June 30,				For the Six Months Ended June 30,
	2005		2004		2005		2004
	$	%	$	%	$	%	$	%
Revenues by Segment
Oilfield Products	258.6	80	176.3	72	480.0	77	308.5	72
Specialty tubing products	46.5	14	45.3	18	99.3	16	75.7	18
Flat rolled steel and other products	20.6	6	24.6	10	44.2	7	41.8	10
Consolidated net revenues	325.7	100	246.2	100	623.5	100	426.0	100

	(in tons)
	For Quarter Ended June 30,				For the Six Months Ended June 30,
	2005	%	2004	%	2005	%	2004	%
Shipments by Segment
Oilfield Products	169,700	74	148,100	66	327,500	72	295,200	67
Specialty tubing products	26,100	11	30,100	13	55,300	12	56,700	13
Flat rolled steel and other products	34,700	15	46,800	21	70,000	16	88,800	20
Total shipments	230,500	100	225,000	100	452,800	100	440,700	100

Reconciliation of EBITDA to Cash Flows from Operations:

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Cash flows from operating activities	$35.6	$16.9	$57.7	$27.4
Non-cash charge for stock compensation	(0.8)	(0.3)	(1.4)	(0.6)
Gain (loss) on sale of property	0.4	(0.1)	0.1	(0.1)
Changes in working capital	34.5	22.4	60.5	26.8
Other balance sheet changes	0.8	0.2	(0.6)	0.3
Interest expense, net	3.0	4.1	6.2	8.1
Income tax expense	1.1	0.9	2.8	1.2
EBITDA	$74.6	$44.1	$125.3	$63.1